Exhibit 99.1

ArQule Contacts

David C. Hastings,
Chief Financial Officer
Jean M. Devine,
Director of Investor Relations
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

Conference call and webcast scheduled for today at 9 a.m. Eastern Time

Woburn, Mass. April 16, 2003 – ArQule, Inc. (Nasdaq: ARQL) today announced results for its first quarter ended March 31, 2003.

For the quarter, ArQule’s revenues were $15,653,000, compared with $13,968,000, for the same period of 2002.  The Company reported a net loss of $750,000, or $0.03 per share, for the first quarter of 2003, compared with a net loss of $8,375,000, or $0.40 per share, for the first quarter of 2002.  Net loss for the first quarter of 2002 included stock-based compensation and amortization of purchased intangibles of $1,767,000 and $844,000, respectively.

ArQule ended the first quarter of 2003 with approximately $83 million in cash and marketable securities.

“ArQule delivered a remarkable performance this quarter,” said Dr. Stephen A. Hill, ArQule’s President and CEO. “This is a tribute to our employees who, despite the turmoil of the current economic, social and biotechnology investment climate, remained focused on achieving business and science expectations in our core chemistry services business and our internal drug discovery programs.”

Dr. Hill continued, “We met all expectations of our pharmaceutical collaborators, which underscores our belief in the value of our core chemistry technology and its potential for further revenue generation.  Other highlights of the quarter include ArQule’s success in initiating lead optimization with one chemical series in our internal p38 Map kinase program.  Our next milestone in this program will be to select an Optimal Chemical EntityTM to advance to a pilot toxicity study before beginning a GLP-toxicity study. Meanwhile, our partnered programs with Wyeth and Solvay continue to progress according to those companies’ internal schedules.

“In addition, during the first quarter, we continued to assess a number of clinical candidates.  We are evaluating and prioritizing in-licensing and acquisition opportunities based on scientific, development and financial criteria,” concluded Hill.

David C. Hastings, Vice President and CFO, commented, “Our financial results this quarter demonstrate our ability to meet our revenue goals and to progress our internal drug discovery programs while tightly managing our costs.  In addition, we announced in March that Pfizer made a $5 million equity investment in ArQule based upon the successful achievement of all production goals for 2002. We are delighted by the outcome of the first year of this seven-year collaboration.”

ArQule will hold a conference call at 9:00 a.m. Eastern Time.  Dr. Stephen A. Hill, President and CEO, David C. Hastings, Vice President and CFO, and Dr. Andrew C.G. Uprichard, Vice President and COO, will participate in the call.

Date:	Wednesday, April 16, 2002
Time:	9:00 a.m. Eastern Time
Conference Call Numbers:
Toll Free:	(800) 289-0493
Toll:	(913) 981-5510
Access code:	724118
Webcast:	www.ArQule.com

A replay of the conference call will be available for five days and can be accessed by dialing toll-free (888) 203-1112, and outside the U.S. (719) 457-0820.  The access code is 724118.

ArQule, Inc., a recognized leader in small-molecule chemistry, is pursuing a strategy to become an efficient drug discovery and development company.  ArQule provides high quality library design and compound production to pharmaceutical collaborators.  The Company also is building a discovery portfolio of small-molecule compounds, or Optimal Chemical EntitiesTM (OCEsTM), that possess the best balance of drug-like properties. In addition, ArQule is focused on acquiring or in-licensing clinical candidates to build a clinical portfolio in a defined therapeutic area.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the ability to successfully integrate acquired technologies and assets; the ability to successfully satisfy milestones and deliver compounds to corporate collaborators; the ability to design OCEsTM; the ability to successfully generate compounds using computational compound design technology and predictive models; the progress of product research and development activities in our present portfolio and projected expenditures; the ability to enter into future collaborations with pharmaceutical and biotechnology companies; the ability to raise additional funds in uncertain equity markets; and, the risks and uncertainties described in ArQule’s Form 10-K filed with the Securities and Exchange Commission on

March 31, 2003.  The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

-financial tables follow-

ArQule, Inc.

Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31
	2003	2002
	(Unaudited)
Revenue:
Compound development revenue	$15,653	$13,252
Compound development revenue - related parties	—	716
Total revenue	15,653	13,968

Costs and expenses:
Cost of revenue	9,333	8,274
Research and development	4,567	8,150
Marketing, general and administrative	2,647	3,664
Stock-based compensation	—	1,767
Amortization of intangibles	—	844
Total costs and expenses	16,547	22,699

Loss from operations	(894)	(8,731)

Net investment income	144	356

Net loss	$(750)	$(8,375)

Net loss, excluding acquisition related charges (B)	$(750)	$(5,764)

Diluted net loss per share (A)	$(0.03)	$(0.40)

Diluted net loss per share, excluding acquisition related charges (B)	$(0.03)	$(0.27)

Weighted average common shares outstanding - Diluted	21,691	21,082

(A)  Basic and diluted net loss per share amounts were equal in both periods presented.

(B)  In 2002, acquisition related charges include amortization of intangible assets and stock-based compensation.

Balance sheet data (In thousands):	March 31, 2003	December 31, 2002

Cash, cash equivalents and marketable securities	$82,866	$85,626
Working capital	61,203	54,176
Total assets	142,534	145,079
Stockholders’ equity	97,919	93,715